Exhibit 10.5

EXECUTION VERSION

THIRD AMENDMENT AND LIMITED CONSENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT AND LIMITED CONSENT TO CREDIT AGREEMENT, dated as of the 3rd day of March, 2010 (this “Amendment”), is entered into by and among Max Bermuda Ltd. (f/k/a Max Re Ltd.), a Bermuda company (“Max Bermuda”) and Max Capital Group Ltd. (f/k/a Max Re Capital Ltd.), a Bermuda company (“Max Capital” and together with Max Bermuda, each a “Borrower” and collectively the “Borrowers”), various financial institutions which are parties hereto (the “Lenders”), Bank of America, N.A., as fronting bank (in such capacity, the “Fronting Bank”), Bank of America, N.A., as letter of credit administrator (in such capacity, the “LC Administrator”) and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

A. The Borrowers, the Lenders and the Administrative Agent are parties to the Credit Agreement, dated as of August 7, 2007 (as amended, restated, supplemented or modified from time to time and in effect on the date hereof, the “Existing Credit Agreement”, and after giving effect to the amendments in Article II of this Amendment, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings given to them in the Existing Credit Agreement.

B. Max Capital and Harbor Point Limited, a Bermuda company organized under the laws of Bermuda (“Harbor Point”), have proposed a business combination (the “Amalgamation”) in which Max Capital has formed a wholly owned Subsidiary in Bermuda in connection with the Amalgamation (“Amalco Sub”) and, pursuant to the Amalgamation Agreement (as defined below) upon satisfaction of certain conditions precedent, amalgamate Amalco Sub with Harbor Point with the amalgamated company (the “Amalgamated Company”) being the amalgamated entity. Immediately after the Amalgamation, the Amalgamated Company will directly own 100% of the equity interests of (i) Harbor Point Agency Limited and (ii) Harbor Point Re Limited (“Harbor Point Re”). Max Capital will own 100% of the equity interests of (i) Max Bermuda, (ii) Max USA Holdings Ltd. (“Max US”), (iii) Max UK Holdings Ltd. (“Max UK”), (iv) Max Managers Ltd., (v) Max Capital Services Limited and (vi) the Amalgamated Company.

C. The Borrowers desire to obtain the consent of the Required Lenders to the Amalgamation prior to the public announcement thereof and to make certain amendments to the Existing Credit Agreement, and the Administrative Agent and the Required Lenders have agreed to make such amendments on the terms and conditions set forth herein. Harbor Point is pursuing an amendment of its Amended and Restated Credit Agreement dated as of June 12, 2007 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Harbor Point Credit Agreement”), among Harbor Point, Harbor Point Re, Harbor Point U.S. Holdings, Inc., Harbor Point Reinsurance U.S., Inc. (“HPRe US”), the lenders identified therein and Bank of America, N.A., as administrative agent, in substantially similar form as this Amendment.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

LIMITED CONSENT

1.1 Subject to the satisfaction of the conditions set forth in Section 3.1 of this Amendment and notwithstanding anything contained in the Existing Credit Agreement to the contrary, the undersigned Lenders hereby each offer their limited consent to the Amalgamation and to the Parent and Amalco Sub entering into the Amalgamation Agreement (as defined below) until the earlier of the following (each, a “Consent Termination Event”) (i) 11:59 p.m. EDT on September 30, 2010, if the Amalgamation shall not have been consummated and the conditions set forth in Section 3.2 herein shall not have been satisfied by such time; (ii) the date upon which the board of directors of either Harbor Point or Max Capital shall have withdrawn or modified its approval of the Amalgamation in a manner that is materially adverse to the Lenders; (iii) the date upon which either Harbor Point or Max Capital advises the Administrative Agent, or the Administrative Agent otherwise reasonably determines, that the Amalgamation Agreement (as defined below) shall have been waived, amended, supplemented or otherwise modified in a manner materially adverse to the Lenders except such amendments or waivers as have been approved by the Administrative Agent with the consent of the Required Lenders; or (iv) the fees (to the extent such fees are due and payable at such time) and, to the extent invoiced, reasonable out-of-pocket expenses (including legal fees and expenses) specified in the engagement letter, dated March 3, 2010, among Harbor Point, Max Capital and Banc of America Securities LLC have not been paid within two Business Days of the Consent Effective Date (as defined below).

1.2 Upon the occurrence of any Consent Termination Event, the limited consent set forth in Section 1.1 hereof shall upon written notice of the Administrative Agent to each of Harbor Point and Max Capital terminate and be of no further force or effect, and all rights and remedies with respect to the matters set forth in Section 1.1 hereof of the Administrative Agent and the Lenders under the Existing Credit Agreement and any other Credit Document shall, without any further action by any Person, automatically be reinstated as if the limited consent set forth in Section 1.1 hereof had not become effective; provided that the occurrence of a Consent Termination Event in and of itself shall not constitute a Default or Event of Default under the Existing Credit Agreement. This limited consent shall not constitute or be deemed to be a waiver of, consent to or departure from, any other term or provision in the Existing Credit Agreement, which shall continue in full force and effect, nor shall this limited consent constitute a course of dealing among the parties.

ARTICLE II

AMENDMENTS TO CREDIT AGREEMENT

Effective as of the Third Amendment Effective Date:

2.1 Amendments to Section 1.1 Consisting of New Definitions. The following definitions are hereby added to Section 1.1 of the Existing Credit Agreement in appropriate alphabetical order:

Acquisition means any transaction or series of related transactions, consummated on or after the date hereof, by which the Parent directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, division thereof or line of business, or all or substantially all of the assets, of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person that, following such Acquisition, will be deemed a Subsidiary of the Parent.

Affected Party means a “Credit Party” as defined in either this Agreement or the Harbor Point Credit Agreement.

Amalco Sub means the Bermuda company and Wholly Owned Subsidiary of the Parent formed in connection with the Amalgamation.

Amalgamated Company means the Bermuda company resulting from the amalgamation of Amalco Sub and Harbor Point.

Amalgamation means the amalgamation, pursuant to the Amalgamation Agreement, of Amalco Sub and Harbor Point into the Amalgamated Company, with the Amalgamated Company becoming a Wholly Owned Subsidiary of the Parent.

Amalgamation Agreement means the Agreement and Plan of Amalgamation, dated as of March 3, 2010 by and among Harbor Point, Amalco Sub and Max Capital, in the form attached as Annex B to the Third Amendment, as amended, modified, restated or supplemented from time to time in accordance with the terms of the Third Amendment.

Amalgamation Date means the date on which (a) the “Effective Time” under the Amalgamation Agreement occurs, (b) the application for registration of an amalgamated company in connection with the amalgamation of Amalco Sub and Harbor Point has been filed with the proper Governmental Authority and (c) the conditions in Article VI of the Amalgamation Agreement have been satisfied.

Attributable Indebtedness means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

Commercial Paper means commercial paper, maturing not more than one year from the date of issue, which is issued by an entity (except an Affiliate of the Borrowers) rated at least A-1 by S&P or P-1 by Moody’s or the equivalent rating from another nationally recognized agency.

Credit Party means Max Capital, Max Bermuda, the Amalgamated Company and, if such Person executes a Guaranty, Amalco Sub and Harbor Point.

Debtor Relief Laws means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Bermuda or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Disposition or Dispose means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Equity Interests means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

ERISA Affiliate means any trade or business (whether or not incorporated) under common control with any Credit Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Credit Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

Financial Strength Rating means the rating that has been most recently announced by A.M. Best Company, Inc. as the “financial strength rating” for any Material Insurance Subsidiary.

Foreign Benefit Plan means any employee benefit plan, pension plan or welfare plan not subject to ERISA which is maintained or contributed to for the benefit of the employees of a Credit Party or its Subsidiaries which, under applicable law, (a) is required to be funded through a trust or similar funding vehicle or (b) creates or could result in a Lien on any property of a Credit Party or any of its Subsidiaries.

Guarantee means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the primary obligor) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien); provided, however, that (i) obligations of any Insurance Subsidiary (including without limitation any guarantee by the Parent or any of its Subsidiaries of such Person’s Insurance Subsidiaries’ obligations thereunder) under Primary Policies, Reinsurance Agreements and Retrocession Agreements (including security posted to secure obligations thereunder), (ii) obligations of the Parent or any of its Subsidiaries to guarantee payment of any real property lease for office premises entered into by a direct or indirect Subsidiary of such Person in the ordinary course of business, (iii) obligations of the Parent or any of its Subsidiaries arising in the ordinary course of business pursuant to letters to certain insurers, reinsurers and insurance brokers to contribute or cause to be contributed sufficient capital surplus to any direct or indirect Subsidiary of such Person in the event that such Subsidiary is unable or unwilling in whole or in part for financial reasons to make payment of any of its claims, losses or expenses pursuant to Primary Policies on or Reinsurance Agreements issued to clients of the addressees of such letters and (iv) agreements by Max Bermuda or any other Insurance Subsidiary in favor of any of its Insurance Subsidiaries to maintain the capital of such Insurance Subsidiary at 150% of the required regulatory level (collectively, the “Permitted Transactions”) shall not be deemed to be Guarantees or constitute Debt of such Person for the purposes of this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith, provided that the amount of any Guarantee described in clause (b) of the immediately preceding sentence shall be the lesser of (x) the fair market value of such assets at such date of determination (determined in good faith by the Parent) and (y) the amount of such Debt or other obligation of such other Person. The term Guarantee as a verb has a corresponding meaning.

Guaranty means a guaranty substantially in the form of Annex C of the Third Amendment.

Harbor Point means Harbor Point Limited, a Bermuda company organized under the laws of Bermuda.

Harbor Point Credit Agreement means the Amended and Restated Credit Agreement dated as of June 12, 2007 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the Third Amendment Effective Date) among Harbor Point, Harbor Point Re, Harbor Point U.S. Holdings, Inc., HPRe US, the lenders identified therein and Bank of America, N.A., as administrative agent.

Harbor Point Credit Documents means the “Loan Documents” as defined in the Harbor Point Credit Agreement.

Harbor Point U.S. Holdings means Harbor Point U.S. Holdings, Inc., a Delaware corporation.

Harbor Point Re means Harbor Point Re Limited, a Bermuda company.

HPRe US means Harbor Point Reinsurance U.S., Inc., a Connecticut insurance company.

Insurance Regulatory Authority means, with respect to any Insurance Subsidiary, the Governmental Authority charged with regulating insurance companies or insurance holding companies in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.

Material Subsidiary means each of the Amalgamated Company, Max Bermuda, Harbor Point Re, each Material Insurance Subsidiary, and each other Subsidiary (after elimination of intercompany accounts) whose consolidated total assets or total revenues exceed 5% of the consolidated total assets or total revenues of the Parent and its Subsidiaries for the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a)(i); provided, however that prior to the date after the Amalgamation Date on which financial statements are provided as required in Section 5.1, the Pro Forma Financial Statements shall be used.

Max UK means Max UK Holdings Ltd. (f/k/a Imagine Group (UK) Limited), a company formed under the laws of England and Wales.

Multiemployer Plan means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Credit Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

OFAC means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

PBGC means the Pension Benefit Guaranty Corporation.

Pension Plan means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Credit Party or any ERISA Affiliate or to which a Credit Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

Pro Forma Financial Statements means the pro forma balance sheet and income statement giving effect to the Amalgamation and the transactions contemplated thereby and hereby for the five fiscal years ending December 31, 2014 contained in the Project Lighthouse Projections dated February 11, 2010 delivered to the Lenders and any update to such pro forma balance sheet and income statement delivered prior to the Amalgamation Date.

Proxy Statement means the joint proxy statement of the Parent and Harbor Point and the prospectus of the Parent and Harbor Point in connection with the solicitation of shareholder consent to the matters specified in the Amalgamation Agreement.

Reportable Event means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

Restricted Payment means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of a Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

Retrocession Agreements means any agreement, treaty, certificate or other arrangement whereby any Insurance Subsidiary transfers, cedes or retrocedes to another insurer or reinsurer all or part of such Insurance Subsidiary’s liability under a policy or policies of insurance issued by such Insurance Subsidiary or under a Reinsurance Agreement assumed by such Insurance Subsidiary.

Sanctioned Country means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions, or as otherwise published from time to time.

Sanctioned Person means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

Swap Contract means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, property catastrophe futures or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a Master Agreement), including any such obligations or liabilities under any Master Agreement.

Swap Termination Value means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

Synthetic Lease Obligation means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Third Amendment means the Third Amendment and Limited Consent to Credit Agreement dated as of the 3rd day of March, 2010 among Max Bermuda, Max Capital, the Lenders party thereto and the Administrative Agent.

Third Amendment Effective Date has the meaning specified in the Third Amendment.

Threshold Amount means $50,000,000.

Wholly Owned means, with respect to any Subsidiary of any Person, that 100% of the outstanding Equity Interests of such Subsidiary is owned, directly or indirectly, by such Person.

2.2 Amendments to Section 1.1 Consisting of Modified Definitions. The following definitions in Section 1.1 of the Existing Credit Agreement are hereby amended in their entirety and read as follows:

Applicable Rate means, from time to time, the following percentages per annum, based upon the Parent Debt Rating as set forth below:

		Non-Use Fee		Applicable Rate for Eurodollar Rate Loans	Utilization Fee	Base Rate Loans	Letter of Credit Fee
Pricing Level	Parent Debt Rating	Tranche A	Tranche B	Tranche B	Tranche B	Tranche B	Tranche A	Tranche B
1	≥ A-/A3	0.125%	0.250%	1.900%	0.100%	0.000%	0.500%	1.900%
2	BBB+/Baa1	0.125%	0.300%	2.150%	0.100%	0.000%	0.500%	2.150%
3	BBB/Baa2	0.125%	0.375%	2.400%	0.100%	0.000%	0.500%	2.400%
4	BBB-/Baa3	0.125%	0.450%	2.650%	0.100%	0.000%	0.500%	2.650%
5	<BBB-/Baa3	0.125%	0.600%	3.150%	0.100%	0.000%	0.500%	3.150%

however, the Tranche A Letter of Credit fee will equal 0.700% any time the Financial Strength Rating of Max Bermuda is below A-.

Parent Debt Rating means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Parent Debt Ratings”) of the Parent’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Parent Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Parent Debt Ratings shall apply (with the Parent Debt Rating for Pricing Level 1 being the highest and the Parent Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Parent Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Parent Debt Rating shall apply; (c) if Parent has only one Parent Debt Rating, the Pricing Level that is one level lower than that of such Parent Debt Rating shall apply; and (d) if Parent does not have any Parent Debt Rating, Pricing Level 5 shall apply.

Each change in the Applicable Rate resulting from a publicly announced change in the Parent Debt Rating shall be effective during the period commencing on the date of the public announcement of each upgrade or downgrade and ending on the date immediately preceding the effective date of the next such change.

Base Rate means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate for a one-month Interest Period commencing on such day plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Cash means (a) Dollars held in a Custody Account or (b) any overnight or other investment money market funds of the Securities Intermediary (or an Affiliate of such Securities Intermediary) at which a Custody Account is held.

Cash Equivalents means, at any time:

(a) time deposits, certificates of deposit or money market deposits, maturing not more than two years after the date of determination, which are issued by a financial institution which is rated at least AA- by S&P or Aa3 by Moody’s (whether or not a Lender);

(b) any repurchase agreement with a term of one year or less which

(i) is entered into with

(A) any Lender, or

(B) any other commercial banking institution which is rated at least BBB- by S&P or Baa3 by Moody’s or 2 or above by the National Association of Insurance Commissioners, and

(ii) is secured by a fully perfected Lien in any obligation of the type described in any of clauses (a) through (c) that has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder;

(c) investments in money market funds that invest solely in Cash Equivalents described in clauses (a) and (b); and

(d) investments in short-term asset management accounts offered by any Lender for the purpose of investing in loans to any corporation (other than an Affiliate of the Borrowers) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-1 by S&P or P-1 by Moody’s.

Change of Control means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of at least 51% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) without regard to the voting limitations set forth in the Organization Documents of the Parent;

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) the Parent fails to own, directly or indirectly, free and clear of all Liens, 100% of the Equity Interests of Max Bermuda, the Amalgamated Company, Harbor Point Re, Harbor Point U.S. Holdings, Inc. or HPRe US or any other Person who becomes a “Designated Borrower” under the Harbor Point Credit Agreement without regard to any voting limitations set forth in the Organization Documents of such Subsidiary.

Consolidated Net Income means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the net income of the Parent and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period calculated in accordance with GAAP.

Credit Documents means this Agreement, each Guaranty, each Letter of Credit, LC Application and LC Amendment Application, the Fee Letter, the Security Agreement, and all other agreements, instruments, certificates, documents, schedules or other written indicia delivered by a Credit Party in connection with any of the foregoing.

Debt means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under bankers’ acceptances, bank guaranties, surety bonds and similar instruments and all obligations of such Person in respect of letters of credit;

(c) all obligations of such Person under any Swap Contract or Total Return Equity Swap;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Debt is expressly made non-recourse to such Person. Debt shall not include (i) obligations arising from the honoring of a check, draft or similar instrument against insufficient funds provided such obligation is extinguished within three Business Days of its incurrence, (ii) obligations of any Insurance Subsidiary under any Primary Policy, Reinsurance Agreement or Retrocession Agreement, or (iii) compensatory grants of equity awards in respect of the Parent’s Equity Interests (including, without limitation, options, restricted stock and restricted stock units) on account of the performance of services.

Eligible Investments means Cash, Cash Equivalents, Commercial Paper, MBS Investments, Corporate/Municipal Securities, Government Debt and G7 Securities which (a) have the required rating as set forth on Schedule 1.2, (b) are capable of being marked to market on a daily basis and (c) are held in the Custody Account.

ERISA means the Employee Retirement Income Security Act of 1974.

Eurodollar Rate means, for any Interest Period with respect to (a) any Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and (b) any Base Rate Loan, the BBA LIBOR at approximately 11:00 a.m., London time, on the date of determination for Dollar deposits being delivered in the London interbank eurodollar market for a term of one month commencing that day. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

Fair Market Value means (a) with respect to any publicly traded security (other than those set forth in clause (b)) the closing price for such security on the largest exchange on which such security is traded (or if not traded on an exchange, then the average of the closing bid and ask prices quoted over-the-counter) on the date of the determination (as such prices are reported in The Wall Street Journal (Midwest Edition) or if not so reported, in any nationally recognized financial journal or newspaper), (b) with respect to Cash, Cash Equivalents and Commercial Paper, the amounts thereof, and (c) with respect to any Investment (other than those set forth in clauses (a), and (b)), the price for such Investment on the date of calculation obtained from a generally recognized source approved by the Administrative Agent or the most recent bid quotation from such approved source (or, if no generally recognized source exists as to a particular Investment, any other source specified by the Parent to which the Administrative Agent does not reasonably object). With respect to Investments denominated in a currency other than Dollars, the Dollar equivalent thereof (using a method agreed upon by the Parent and the Administrative Agent) shall be used for purposes of determining the Fair Market Value of such Investment.

Investment means as to any Person, any investment of any Person, whether by means of security purchase, capital contribution, loan, time deposit or otherwise, and shall include Cash, Cash Equivalents and Commercial Paper.

Investment Portfolio means, as of any date, the Fixed Maturities and Alternative Investments of Max Bermuda and its Subsidiaries as shown on Max Bermuda’s balance sheet.

Material Adverse Effect means a material adverse effect upon (a) the business, assets, properties, results of operations or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole, (b) the ability of any Credit Party to perform its payment or other material obligations under this Agreement or any of the other Credit Documents to which it is a party or (c) the legality, validity or enforceability of this Agreement or any of the other Credit Documents against any Credit Party party thereto or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

Material Insurance Subsidiary means Max Bermuda, Harbor Point Re, HPRe US and each other Insurance Subsidiary whose consolidated total assets or total revenues exceed 5% of the consolidated total assets or total revenues of the Parent and its Subsidiaries for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b); provided, however that prior to the date after the Amalgamation Date on which financial statements are provided as required in Section 5.1, the Pro Forma Financial Statements shall be used.

Material Party means each Credit Party, each Material Insurance Subsidiary and each other Subsidiary whose consolidated total assets or total revenues exceed 5% of the consolidated total assets or total revenues of the Parent and its Subsidiaries for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b); provided, however that prior to the date after the Amalgamation Date on which financial statements are provided as required in Section 5.1, the Pro Forma Financial Statements shall be used.

MBS Investments means MBS (Agency CMOs) which constitute TACs, PACs and Sequentials (as such terms are defined by Bloomberg Inc.) and shall not include Support Tranches (as such term is defined by Bloomberg Inc.) and MBS (Agency Pass-Throughs). The weighted average duration of such MBS Investments shall be less than or equal to seven years. The maximum weighted average life of any single MBS Investment shall not exceed 12 years. The Fair Market Value of all MBS Investments included within Eligible Investments shall not exceed 30% of the total Fair Market Value. To the extent MBS Investments included within Eligible Investments violate the restrictions set forth herein, the Fair Market Value of such MBS Investments shall be excluded from the Tranche A Borrowing Base; provided, however, that only those MBS Investments having the lowest aggregate Fair Market Value whose exclusions will result in compliance shall be excluded from the Tranche A Borrowing Base.

Net Worth means, for any Person and its consolidated Subsidiaries, shareholders’ equity calculated in accordance with GAAP.

Parent Debt means the consolidated Debt of the Parent and its Subsidiaries. For purposes of calculating consolidated Debt (i) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date, (ii) the amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date, (iii) the amount of any Debt described in clause (e) of the definition of Debt shall be the lesser of the fair market value of such assets at such date of determination (determined in good faith by the Parent) and the amount of such Debt, (iv) Debt under clause (b) of the definition thereof shall be included only to the extent that payments have been made or draws have been honored under such instruments but not reimbursed, and (v) Debt shall not include any payment of obligations arising under a repurchase, securities loan or similar agreement, except for the excess of the payment of obligations for which such Person is liable under such agreement over the value of the collateral securing such payment obligations.

Plan means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by a Credit Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

Total Return Equity Swap shall mean (a) Debt of Max Bermuda secured by the common shares of MDS which is incurred for the purpose of acquiring assets which qualify to be held in trusts which secure Max Bermuda’s obligations under Reinsurance Agreements and Primary Policies, and (b) any substantially similar financial arrangement or transaction entered into by Max Bermuda.

2.3 Amendments to Section 1.1 Consisting of Deleting Definitions. The following definitions in Section 1.1 of the Existing Credit Agreement are hereby deleted: ABS, Acquisition Closing Date, Capital Stock, Capitalized Lease, Contingent Liabilities, Hedging Obligations, Imagine UK, MBS (Non-Agency CMOs), Permitted Guarantees, Purchase Money Debt, Purchase Money Lien and UK Acquisition.

2.4 Amendment to Section 2.14 (Mandatory Reduction). Section 2.14(a) of the Existing Credit Agreement is amended in its entirety to read as follows:

[Intentionally Omitted.]

2.5 Amendment to Section 2.15 (Fees). Section 2.15(c) of the Existing Credit Agreement is amended in its entirety to read as follows:

“(c) Max Bermuda shall pay to the Administrative Agent for the account of each Lender in accordance with its Percentage, a utilization fee equal to the Applicable Rate times the aggregate principal amount of outstanding Loans on each day that the aggregate principal amount of outstanding Loans exceed 50% of the combined Tranche B Commitments in effect (or, if terminated, in effect immediately prior to such termination). The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on the first such date to occur after the Amalgamation Date through the Final Expiry Date of the Tranche B Obligations. Utilization fees shall accrue at all times, including at any time during which one or more of the conditions in Article VIII are not met.”

2.6 Amendment to Section 2.16(a) (Computation of Fees and Interest). Section 2.16(a) of the Existing Credit Agreement is amended in its entirety to read as follows:

“(a) All computations of interest for LC Advances and Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each

Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(d), bear interest for one day.”

2.7 Amendment to Section 4.1 (Due Organization). Section 4.1(c) is amended by inserting the words “except when the failure to do so would not have a Material Adverse Effect” at the end thereof.

2.8 Amendment to Section 4.2 (Litigation and Contingent Liabilities). The last sentence of Section 4.2 of the Existing Credit Agreement is amended in its entirety to read as follows:

“other than any liability incident to such claims, litigation or proceedings, the Parent and its Subsidiaries have no material Guarantees.”

2.9 Amendment to Section 4.3 (Employee Benefit Plans). Section 4.3 of the Existing Credit Agreement is amended in its entirety to read as follows:

“SECTION 4.3 ERISA.

(a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws and (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Parent, nothing has occurred which would prevent, or cause the loss of, such qualification. The Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Parent, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; (ii) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than (x) premiums due and not delinquent under Section 4007 of ERISA and (y) required contributions thereto); (iii) no Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in material liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) no Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d) With respect to any Foreign Benefit Plan, (i) except as could not reasonably be expected to have a Material Adverse Effect, each Foreign Benefit Plan is in compliance in all material respects with applicable law, (ii) the aggregate of the accumulated benefit obligations under all Foreign Benefit Plans does not exceed the current fair market value of the assets held in the trust or similar funding vehicles for such Foreign Benefit Plans in an amount in excess of the Threshold Amount, and (iii) reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Foreign Benefit Plan is maintained. There are no material actions, suits or claims (other than routine claims for benefits) pending, or to the knowledge of the Parent threatened against it or any of its Subsidiaries with respect to any Foreign Benefit Plan which could reasonably be expected to result in a Material Adverse Effect.”

2.10 Amendment to Section 4.4 (Regulated Entities). Section 4.4 of the Existing Credit Agreement is hereby amended by replacing the words “Neither the Parent nor Max Bermuda” in the first sentence with “Neither the Parent nor any of its Subsidiaries”.

2.11 Amendment to Section 4.12 (Financial Condition). Section 4.12 of the Existing Credit Agreement is hereby amended by adding the following:

“The Pro Forma Financial Statements reflect adjustments made on a pro forma basis to give effect to the consummation of the Amalgamation in accordance with Regulation S-X of the Securities Act of 1933. The Pro Forma Financial Statements have been prepared based on stated assumptions made in good faith and having a reasonable basis set forth therein, present fairly in all material respects the consolidated financial condition of Max Capital and Harbor Point and their Subsidiaries on an unaudited pro forma basis as of the date set forth therein after giving effect to the consummation of the Amalgamation.”

2.12 Amendments to Section 8.2 (Conditions to Credit Extensions). Section 8.2 of the Existing Credit Agreement is hereby amended as follows:

(i) Section 8.2(b) of the Existing Credit Agreement in its entirety to read as follows

“(b) No Default. No Default or Event of Default shall have occurred and be continuing or will result from the making of the Credit Extensions and no Default or Event of Default shall have occurred and be continuing under the Credit Documents or the Harbor Point Credit Agreement or will result from the making of the Credit Extensions.”

(ii) Section 8.2(c) of the Existing Credit Agreement in its entirety to read as follows:

“(c) All warranties and representations contained in this Agreement (other than Section 4.2 except in the case of the initial Credit Extension) and the other Credit Documents shall be true and correct in all material respects as of the date of any Credit Extension, with the same effect as though made on the date of and concurrently with the making of such Credit Extension (except where such representation speaks as of specified date) and (ii) all covenants contained herein and in the Credit Documents to be performed by the Credit Parties prior to the date of any Credit Extension shall have been performed.”

2.13 Amendments to Covenants and Events of Default. Articles V, VI and VII of the Existing Credit Agreement are hereby amended by substituting Annex A attached hereto therefor.

2.14 Amendments to Schedules. Schedules 1.1 (Concentration Limits) and 1.2 (Borrowing Base Calculation) of the Existing Credit Agreement are hereby amended by substituting Schedules 1.1 and 1.2 attached hereto therefor.

ARTICLE III

CONDITIONS OF EFFECTIVENESS

3.1 The limited consent set forth in Article I of this Amendment shall become effective as of the date (the “Consent Effective Date”) when, and only when, each of the following conditions precedent shall have been satisfied:

(a) The Administrative Agent shall have received a counterpart of this Amendment executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders (with ten counterparts to be delivered after the Consent Effective Date).

(b) The representations and warranties of the Borrowers contained in the Existing Credit Agreement and the other Credit Documents are true and correct in all material respects as of the Consent Effective Date, with the same effect as though made on such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) An amendment to the Harbor Point Credit Agreement in substantially the same form as this Amendment has been executed and delivered by Harbor Point, Harbor Point Re, Harbor Point U.S. Holdings, Inc., HPRe US, the Administrative Agent and the Required Lenders (as defined in the Harbor Point Credit Agreement) and the conditions precedent set forth in Section 3.1 thereof shall have been satisfied.

(d) No Default or Event of Default has occurred and is continuing or will result from the execution and delivery or effectiveness of Article I of this Amendment or the Amalgamation Agreement.

(e) There has not occurred since December 31, 2009 any Material Adverse Effect (as defined in the Existing Credit Agreement).

3.2 The amendments set forth in Article II of this Amendment shall become effective as of the date (the “Third Amendment Effective Date”) when, and only when, each of the following conditions precedent shall have been satisfied or waived:

(a) The Administrative Agent shall have received the following (in such number as the Administrative Agent may deem appropriate):

(i) A Guaranty in substantially the form of Annex C to this Amendment executed and delivered by each of Max Capital, the Amalgamated Company, and, if required by the Administrative Agent in its sole discretion, Harbor Point and Amalco Sub, pursuant to which such Person guarantees the Obligations of the Borrowers under the Credit Agreement;

(ii) Legal opinions of counsel to the Credit Parties (including, without limitation, opinions of New York and Bermuda counsel) as may be reasonably requested by the Administrative Agent;

(iii) A certificate of an Executive Officer of each Borrower certifying that after giving effect to the amendments in Article II and filing of the Amalgamation Agreement:

(A) No Default or Event of Default has occurred and is continuing or will result from the execution and delivery or effectiveness of the amendments set forth herein or the Amalgamation;

(B) The representations and warranties of the Credit Parties (other than Sections 4.3 and 4.12, in each case, with respect to Harbor Point) contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects as of the Third Amendment Effective Date, with the same effect as though made on such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(C) There are no material insurance regulatory proceedings pending or, to the knowledge of such Executive Officer, threatened against Max Capital, the Amalgamated Company or any Insurance Subsidiary in any jurisdiction; and

(D) There has not occurred since December 31, 2009 (x) any Material Adverse Effect described in clauses (b) or (c) of the definition thereof in the Existing Credit Agreement after giving effect to the amendment to such definition contained in this Amendment or (y) any Material Adverse Effect (as defined in Section 8.13 of the Amalgamation Agreement) on Max Capital and its Subsidiaries (after giving effect to the Amalgamation).

(iv) A certificate of the secretary or an assistant secretary of each Credit Party (other than the Amalgamated Company), in form and substance reasonably satisfactory to the Administrative Agent, certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation, memorandum of association (or another similar governing document) and all amendments thereto of such Credit Party, certified as of a recent date by the Registrar of Companies for the Bermuda Ministry of Finance, and that the same has not been amended since the date of such certification, (B) that attached thereto is a true and complete copy of the Bye-laws or similar governing document of such Credit Party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (C) below were adopted to and including the date of such certificate, and (C) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Credit Party authorizing the execution, delivery and performance of the Credit Documents (and, if applicable, the Amalgamation Agreement) to which such Credit Party is or becomes a party, and (D) as to the incumbency and genuineness of the signature of each officer of such Credit Party executing any such Credit Documents, and attaching all such copies of the documents described above;

(v) A certificate of the secretary or an assistant secretary of the Amalgamated Company, in form and substance reasonably satisfactory to the Administrative Agent, certifying (A) that attached thereto is a true and complete copy of the application for registration of an amalgamated company and resulting memorandum of association of the Amalgamated Company and that the same has been presented for filing with the Registrar of Companies for the Bermuda Ministry of Finance, (B) that attached thereto is a true and complete copy of the Bye-laws or similar governing document of the Amalgamated Company then in effect and as in effect at all times from the date on which the resolutions referred to in clause (C) below were adopted to and including the date of such certificate, and (C) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of the Amalgamated Company authorizing the execution, delivery of the Guaranty and the performance of the Guaranty, and the other Credit Documents to which it is a party, and (D) as to the incumbency and genuineness of the signature of each officer of the Amalgamated Company executing the Guaranty or any of the other Credit Documents, and attaching all such copies of the documents described above;

(vi) If there has been a material change from the Pro Forma Financial Statements delivered to the Lenders prior to the date of this Amendment, an update of such Pro Forma Financial Statements;

(vii) A Compliance Certificate executed by Max Capital calculated on a pro forma basis as of the date of the most recent year to date update of the Pro Forma Financial Statements after giving effect to the Amalgamation and this Amendment and certifying as to the Parent Debt Rating;

(viii) A Borrowing Base Certificate executed by Max Bermuda calculated as of the close of business one Business Day prior to the Third Amendment Effective Date giving effect to the Amendments;

(ix) The investment guidelines for Max Capital and its Subsidiaries which will be in effect on the Amalgamation Date;

(x) Satisfactory confirmation from A.M. Best Company, Inc. that the current Financial Strength Rating of Max Bermuda and Harbor Point Re is “A-” (stable) or better (even if such Financial Strength Rating is different than the Financial Strength Rating, if any, required under the Amalgamation Agreement); and

(xi) True, complete and correct copies of the Amalgamation Agreement which shall be in full force and effect and shall not have been amended in a manner that is materially adverse to the Lenders since the Consent Effective Date (except for such amendments as have been approved by the Administrative Agent (with the consent of the Required Lenders)) and, to the extent not included as Exhibits to the Amalgamation Agreement, the other material documents required to be executed in connection with the Closing (as defined in the Amalgamation Agreement).

(b) All approvals, permits and consents of any Governmental Authorities (including, without limitation, all relevant Insurance Regulatory Authorities) in each jurisdiction where any of Max Capital, Amalco Sub, Harbor Point, Harbor Point Re, HPRe US or Max Bermuda underwrite or engage in material business or of other Persons (the failure of which to obtain would reasonably likely be materially detrimental to the Credit Parties or the Lenders), if any, required to be obtained prior to the Closing (as defined in the Amalgamation Agreement) in connection with the execution and delivery of the Amalgamation Agreement, this Amendment (including the effectiveness of the amendments herein) and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby shall have been obtained (without the imposition of restrictions or conditions that are materially adverse to the Administrative Agent, the Fronting Bank or the Lenders with respect to the transactions contemplated hereby), and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have reasonably requested; all applicable waiting periods shall have expired or terminated, and no order, injunction or decree shall have been entered by, any Governmental Authority, in each case to enjoin, restrain, restrict, set aside or prohibit, or impose materially adverse conditions upon, the Amalgamation, this Amendment or any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby that, in any case, would or would reasonably be expected to have a Material Adverse Effect described in clauses (b) or (c) of the definition thereof in the Existing Credit Agreement after giving effect to the amendment to such definition contained in this Amendment or any Regulatory Material Adverse Effect (as defined in the Amalgamation Agreement).

(c) All conditions precedent to the Effective Time (as defined in the Amalgamation Agreement) shall have been satisfied or otherwise waived (with the approval of the Administrative Agent, it being agreed that a change to the Financial Strength Rating condition precedent in the Amalgamation Agreement shall not require the consent of the Administrative Agent), all necessary filings in connection therewith shall have been made, and the Third Amendment Effective Date will be the same as the Amalgamation Date.

(d) The “First Amendment Effective Date” under the Harbor Point Credit Agreement will occur concurrently with the Third Amendment Effective Date hereunder and either (x) no amendments to other credit facilities of Harbor Point and its Subsidiaries or Max Capital and its Subsidiaries, as applicable, shall be necessary in connection with the consummation of the Amalgamation or (y) if any such amendments are required, such amendments are, or concurrently with the Third Amendment Effective Date will become, effective.

(e) The Credit Parties shall have provided the Administrative Agent and the Lenders with all necessary information, documents and certificates as the Administrative Agent and the Lenders may reasonably request in order to comply with the Patriot Act and related “Know Your Customer” rules and regulations.

(f) There has not occurred since December 31, 2009 (i) any Material Adverse Effect described in clauses (b) or (c) of the definition thereof in the Existing Credit Agreement after giving effect to the amendment to such definition contained in this Amendment or (ii) any Material Adverse Effect (as defined in Section 8.13 of the Amalgamation Agreement) on Max Capital and its Subsidiaries (after giving effect to the Amalgamation).

(g) The representations and warranties of the Credit Parties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects as of the Third Amendment Effective Date, with the same effect as though made on such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(h) No Default or Event of Default has occurred and is continuing or will result from the effectiveness of the Amendments in Article II hereof or the Amalgamation Agreement.

(i) All fees and reasonable out-of-pocket expenses of the Administrative Agent and the Arranger (including, without limitation, reasonable and documented legal fees and expenses invoiced prior to such date) in connection with the Third Amendment Effective Date shall have been paid.

(j) A letter from the process agent agreeing to the service of process terms of each Guaranty or other Credit Document requiring the same.

(k) Such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as the Administrative Agent shall have reasonably requested.

ARTICLE IV

CONFIRMATION OF REPRESENTATIONS AND WARRANTIES

Each Credit Party hereby represents and warrants, on and as of the Consent Effective Date and the Third Amendment Effective Date, that (i) the representations and warranties applicable to such Credit Party contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the Consent Effective Date and the Third Amendment Effective Date, both immediately before and after giving effect to the applicable provisions of this Amendment (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date), (ii) this Amendment has been duly authorized, executed and delivered by such Credit Party and constitutes the legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law) and to applicable bankruptcy, insolvency, and similar laws affecting the enforcement of creditors’ rights generally, (iii) no Default or Event of Default shall have occurred and be continuing on the Consent Effective Date and the Third Amendment Effective Date, both immediately before and after giving effect to the applicable provisions of this Amendment, (iv) the Credit Parties have heretofore furnished to the Administrative Agent true and complete copies of the Amalgamation Agreement (including all exhibits and schedules) and all amendments, modifications and waivers relating thereto (collectively, the “Amalgamation Documents”) and (v) as of the Third Amendment Effective Date, none of the Amalgamation Documents has been amended, modified or supplemented, nor any condition or provision thereof waived, in each case in a manner materially adverse to the Lenders other than as approved by the Administrative Agent with the consent of the Required Lenders, and each such Amalgamation Document is in full force and effect, to the extent applicable.

ARTICLE V

ACKNOWLEDGEMENT AND CONFIRMATION OF THE CREDIT PARTIES

Each of the Credit Parties hereby confirms and agrees that, after giving effect to the applicable provisions of this Amendment, the Credit Agreement and the other Credit Documents remain in full force and effect and enforceable against the Credit Parties in accordance with their respective terms, subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law) and to applicable bankruptcy, insolvency, and similar laws affecting the enforcement of creditors’ rights generally and shall not be discharged, diminished, limited or otherwise affected in any respect, and represents and warrants to the Lenders that it has no knowledge of any claims, counterclaims, offsets, or defenses to or with respect to its obligations under the Credit Documents, or if such Credit Party has any such claims, counterclaims, offsets, or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished, and released in consideration of the execution of this Amendment. This acknowledgement and confirmation by the Credit Parties is made and delivered to induce the Administrative Agent and the Lenders to enter into this Amendment, and each of the Credit Parties acknowledges that the Administrative Agent and the Lenders would not enter into this Amendment in the absence of the acknowledgement and confirmation contained herein.

ARTICLE VI

MISCELLANEOUS

6.1 Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

6.2 Full Force and Effect. Except as expressly amended hereby, the Existing Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. From and after the Third Amendment Effective Date, any reference to the Credit Agreement or any of the other Credit Documents in any Credit Document shall refer to the Existing Credit Agreement and Credit Documents as amended hereby. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

6.3 Expenses. All reasonable fees and expenses of counsel to the Administrative Agent, and all reasonable out-of-pocket costs and expenses of the Administrative Agent, in each case, in connection with the preparation, negotiation, execution and delivery of this Amendment and the other Credit Documents delivered in connection herewith shall have been paid to the extent invoiced.

6.4 Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

6.5 Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

6.6 Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

6.7 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic “.pdf” file shall be effective as delivery of a manually executed counterpart hereof.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

MAX CAPITAL GROUP LTD.

By:	/s/ Joseph W. Roberts
Name:	Joseph W. Roberts
Title:	EVP & CFO

MAX BERMUDA LTD.

By:	/s/ Angelo Guagliano
Name:	Angelo Guagliano
Title:	CEO

SIGNATURE PAGE TO

THIRD AMENDMENT AND LIMITED CONSENT

TO CREDIT AGREEMENT

BANK OF AMERICA, N.A., as Administrative Agent, LC Administrator, Fronting Bank and as a Lender

By:	/s/ illegible signature
Name:
Title:

SIGNATURE PAGE TO

THIRD AMENDMENT AND LIMITED CONSENT

TO CREDIT AGREEMENT

CITIBANK, N.A.

By:	/s/ illegible signature
Name:
Title:

SIGNATURE PAGE TO

THIRD AMENDMENT AND LIMITED CONSENT

TO CREDIT AGREEMENT

ING BANK N.V., LONDON BRANCH

By:	/s/ illegible signature
Name:
Title:

By:	/s/ illegible signature
Name:
Title:

SIGNATURE PAGE TO

THIRD AMENDMENT AND LIMITED CONSENT

TO CREDIT AGREEMENT

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ illegible signature
Name:
Title:

SIGNATURE PAGE TO

THIRD AMENDMENT AND LIMITED CONSENT

TO CREDIT AGREEMENT

THE BANK OF NEW YORK MELLON

By:	/s/ illegible signature
Name:
Title:

SIGNATURE PAGE TO

THIRD AMENDMENT AND LIMITED CONSENT

TO CREDIT AGREEMENT

CREDIT SUISSE AG, NEW YORK BRANCH, F/K/A CREDIT SUISSE, NEW YORK BRANCH

By:	/s/ illegible signature
Name:
Title:

By:	/s/ illegible signature
Name:
Title:

SIGNATURE PAGE TO

THIRD AMENDMENT AND LIMITED CONSENT

TO CREDIT AGREEMENT

WEBSTER BANK, NATIONAL ASSOCIATION

By:	/s/ illegible signature
Name:
Title:

SIGNATURE PAGE TO

THIRD AMENDMENT AND LIMITED CONSENT

TO CREDIT AGREEMENT

EXECUTION VERSION

Annex A

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any LC Obligation, Loan or other Obligation hereunder (other than any contingent indemnification liability that is not then payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Parent and each Credit Party shall, and shall to the extent required pursuant to the applicable provisions of this Article V, cause each of their respective Subsidiaries to (provided that each Credit Party covenants solely with respect to itself and its respective Subsidiaries):

SECTION 5.1 Reports, Certificates and Other Information. Furnish or cause to be furnished to the Administrative Agent for distribution to the Lenders:

(a) GAAP Financial Statements:

(i) Within 45 days after the close of each of the first three Fiscal Quarters of each Fiscal Year beginning with the Fiscal Quarter ending after the Amalgamation Date (A) of Max Bermuda, a copy of the unaudited consolidated balance sheets of Max Bermuda and its Subsidiaries, as of the close of such quarter and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and accompanied by the certification of an Executive Officer of Max Bermuda that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the consolidated results of operations and cash flows of Max Bermuda and its Subsidiaries as at the end of such Fiscal Quarter and for the period then ended, (B) of the Parent, a copy of the unaudited consolidated balance sheets of the Parent, as of the close of such quarter and the related consolidated statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and accompanied by the certification of an Executive Officer of the Parent that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the consolidated results of operations and cash flows of the Parent as at the end of such Fiscal Quarter and for the period then ended and (C) of the Amalgamated Company, a copy of the unaudited consolidated balance sheets of the Amalgamated Company, as of the close of such quarter and the related consolidated statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and accompanied by the certification of an Executive Officer of the

ANNEX A-1

Amalgamated Company that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the consolidated results of operations and cash flows of the Amalgamated Company as at the end of such Fiscal Quarter and for the period then ended.

(ii) Within 90 days after the close of each Fiscal Year beginning with the Fiscal Year ended 2009, (A) of Max Bermuda, a copy of the annual audited consolidated financial statements of Max Bermuda and its Subsidiaries consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG or any other firm of independent certified public accountants of recognized national standing selected by the Parent and reasonably acceptable to the Required Lenders that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP the financial position and the results of operations and cash flows of Max Bermuda and its Subsidiaries as at the end of such year and for the period then ended, (B) of the Parent, a copy of the annual audited financial statements of the Parent consisting of consolidated and consolidating balance sheets and consolidated and consolidating statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG or any other firm of independent certified public accountants of recognized national standing selected by the Parent and reasonably acceptable to the Required Lenders that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP the financial position and the results of operations and cash flows of the Parent as at the end of such year and for the period then ended and (C) of the Amalgamated Company, a copy of the annual audited financial statements of the Amalgamated Company consisting of consolidated and consolidating balance sheets and consolidated and consolidating statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG or any other firm of independent certified public accountants of recognized national standing selected by the Parent and reasonably acceptable to the Required Lenders that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP the financial position and the results of operations and cash flows of the Amalgamated Company as at the end of such year and for the period then ended.

(b) SAP Financial Statements. Within 30 days after the transmittal thereof to any Governmental Authority, any Annual Statement or quarterly statutory statements required to be delivered to such Governmental Authority by a Credit Party or any Material Insurance Subsidiary prepared in conformity with the requirements thereof.

ANNEX A-2

(c) Monthly Report and Borrowing Base Certificate. As soon as available, but in any event within 25 days after the end of each calendar month of each Fiscal Year, (i) a report listing Max Bermuda’s Eligible Investments and (ii) a Borrowing Base Certificate executed by an Executive Officer. For purposes of such report and of completing the Borrowing Base Certificate required under this Section 5.1(c), each Eligible Investment shall be valued based on its Fair Market Value as at the last Business Day of the calendar month for which such report or Borrowing Base Certificate is being delivered.

(d) SEC Filings, etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent or any other Credit Party (except (i) any stockholder reports prepared internally for Subsidiaries (and not for the use of or distribution to third parties) and (ii) notices given pursuant to the management rights letter agreements between the Parent or any other Credit Party and certain shareholders), and copies of all annual, regular, periodic and special reports and registration statements which the Parent or any other Material Party may file or be required to file with the SEC under Section 13 or 15 of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(e) Additional Borrowing Base Certificates. Promptly, at the request of the Administrative Agent, a Borrowing Base Certificate for any given Business Day executed by an Executive Officer of Max Bermuda.

(f) Notice of Default, etc. Promptly (and in any event within two Business Days) after any Executive Officer of any Credit Party knows or has reason to know of the existence of any Default, any ERISA Event or any development or other information which would have a Material Adverse Effect, telephonic or telegraphic notice specifying the nature of such Default, ERISA Event or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within two Business Days;

(g) Other Information. The following certificates and other information which shall be delivered promptly after (and in any event within five Business Days after) receipt of:

(i) Copies of any financial examination reports by a Governmental Authority with respect to any Material Insurance Subsidiary relating to the insurance business of such Material Insurance Subsidiary (when, and if, prepared); provided, interim reports shall only be required to be delivered hereunder at such time as such Credit Party has knowledge that a final report will not be issued and delivered to the Administrative Agent within 90 days of any such interim report.

(ii) Copies of all filings (other than nonmaterial filings) with Governmental Authorities by any Material Insurance Subsidiary, including, without limitation, filings which seek approval of Governmental Authorities with respect to transactions between any Credit Party or any Material Insurance Subsidiary and its Affiliates.

(iii) Notice of proposed or actual suspension, termination or revocation of any material license of any Material Insurance Subsidiary by any Governmental Authority or of receipt of notice from any Governmental Authority notifying a Credit Party or any Material Insurance Subsidiary of a hearing relating to such a suspension, termination or revocation, including any request by a Governmental Authority which commits any Credit Party or any Material Insurance Subsidiary to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of any Credit Party or any Material Insurance Subsidiary to conduct its business.

ANNEX A-3

(iv) Notice of any pending or threatened (in writing) investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Governmental Authority concerning the business, practices or operations of any Credit Party or any Material Insurance Subsidiary.

(v) Notice of any actual or, to the knowledge of any Credit Party, proposed material changes in the Insurance Code governing the investment or dividend practices of any Credit Party or any Material Insurance Subsidiary that could reasonably be expected to adversely affect such Person in any material respect.

(vi) Notice of any material change in accounting policies or financial reporting practices by the Parent or any other Credit Party except as required or permitted by GAAP or SAP, as applicable.

(vii) Promptly upon the announcement thereof, any change in the Parent Debt Rating or in the Financial Strength Rating of Max Bermuda, Harbor Point Re or HPRe US.

(h) Compliance Certificates. Concurrently with the delivery to the Administrative Agent of the GAAP financial statements under Sections 5.1(a)(i) and 5.1(a)(ii), for each Fiscal Quarter and Fiscal Year of the Borrowers, and at any other time no later than ten Business Days following a written request of the Administrative Agent, a duly completed Compliance Certificate, signed by the chief executive officer, chief financial officer, chief risk officer or chief operating officer of the Parent.

(i) Notice of Litigation, License, etc. Promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Parent or any other Credit Party with respect thereto: (i) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding which could, if adversely determined, be reasonably expected to have a Material Adverse Effect and which is not Ordinary Course Litigation, (ii) the institution of, or any adverse determination in, any litigation or arbitration proceeding with respect to a Reinsurance Agreement or Primary Policy (x) issued by Max Bermuda or any of its Subsidiaries involving unreserved claims in excess of 10% of Max Bermuda’s Net Worth, (y) issued by Insurance Subsidiaries of Max US Holdings involving unreserved claims in excess of 10% of the Parent’s Net Worth, or (z) issued by Insurance Subsidiaries of the Amalgamated Company involving unreserved claims in excess of 10% of the Amalgamated Company’s Net Worth; (iii) the commencement of any dispute which could reasonably be expected to lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Credit Document; or (iv) any event which could be reasonably expected to have a Material Adverse Effect.

ANNEX A-4

(j) Other Information. From time to time such other information concerning the Parent and its Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 5.1(a)(i) or (ii) or Section 5.1(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provide a link thereto on the Parent’s or Max Bermuda’s respective website on the Internet at the respective website address listed on Schedule 10.2; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 5.1(h) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Fronting Bank materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to either Borrower or its securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the Fronting Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to either Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.8); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

ANNEX A-5

SECTION 5.2 Corporate Existence, Foreign Qualification; Permits. (a) Preserve, renew and maintain in full force and effect the legal existence and good standing of each Credit Party and each Material Subsidiary under the laws of the jurisdiction of its organization except in a transaction permitted by Section 6.5 and except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of the respective businesses of each Credit Party and each Material Subsidiary, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.3 Books, Records and Inspections. (a) Maintain proper books of record and account, in which materially complete, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent or such Subsidiary, as the case may be; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent or such Subsidiary, as the case may be; and (c) permit designated representatives of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Borrowers shall be given the opportunity to participate in any discussion or meeting with such independent accountants so long as no Event of Default then exists), all at the expense of the Administrative Agent and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, however, that during the continuance of an Event of Default, the Administrative Agent (or any of its designated representatives) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

SECTION 5.4 Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Parent, insurance with respect to its properties that are material to the business of the Parent and the other Credit Parties taken as a whole against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

SECTION 5.5 Payment of Obligations. Pay, and cause each Material Party to pay, and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not otherwise permitted under Section 6.8; and (c) all Debt in excess of the Threshold Amount, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt.

SECTION 5.6 Compliance with Laws. Comply in all material respects with all Requirements of Law, except in such instances in which (a) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

ANNEX A-6

SECTION 5.7 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to comply with clause (a) and/or (b) could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.8 Conduct of Business. Engage primarily in the insurance and reinsurance business and such other businesses described in the Proxy Statement.

SECTION 5.9 Use of Credit Extensions. Request Letters of Credit only to support obligations of Max Bermuda or any of its Insurance Subsidiaries under Reinsurance Agreements and Primary Policies and regulatory purposes and use Loan proceeds only for general corporate purposes of the Borrowers.

SECTION 5.10 Further Assurances. Promptly upon the request of the Administrative Agent, Max Bermuda shall execute, acknowledge, deliver and record and do any and all such further acts and deeds as the Administrative Agent may reasonably request from time to time in order to ensure that the obligations of Max Bermuda hereunder are secured by a first priority (subject only to Liens described in Sections 6.8(b) and (o)) perfected interest in the assets of Max Bermuda stated to be pledged pursuant to the Security Agreement and to perfect and maintain the validity, effectiveness and priority of the Security Agreement and the Liens intended to be created thereby. Notwithstanding the provisions of Section 3 of the Control Agreement entered into on August 7, 2007, without the prior written consent of the Administrative Agent, Max Bermuda shall not give directions or entitlement orders to The Bank of New York Mellon (or another Securities Intermediary party to a Control Agreement with respect to a Custody Account) to make a delivery to Max Bermuda or any other Person of assets or properties (other than dividends and interest on the Eligible Investments) from the Custody Account except in connection with the sale, investment or reinvestment of an Eligible Investment the proceeds of which will be deposited into the Custody Account. The Administrative Agent, on behalf of the Lenders, agrees that provided (i) no Event of Default exists and is continuing and (ii) after giving effect to the proposed delivery, the Tranche A Borrowing Base is equal to or in excess of the Tranche A Obligations, as the case may be, the Administrative Agent shall consent to any such delivery within one Business Day of the request.

SECTION 5.11 Collateral Requirements. (a) Max Bermuda shall cause the Tranche A Borrowing Base at all times to be equal to or greater than the Tranche A Obligations. If at any time the Tranche A Borrowing Base is less than the Tranche A Obligations, Max Bermuda shall immediately (and in any event within two Business Days) deposit into the Custody Account Eligible Investments, or reduce the Tranche A Obligations, or a combination of the foregoing, in an amount sufficient to eliminate such excess.

(b) The minimum weighted average credit quality rating of the Eligible Investments in the Custody Account shall be at least AA/Aa2 or the equivalent and the Eligible Investments in the Custody Account shall not exceed the Concentration Limits; provided, however, that Max Bermuda shall not be in violation of this Section 5.11(b) if such violation occurs as a result of a change in the Fair Market Value or ratings of such Eligible Investments (as opposed to a change in the makeup of such Eligible Investments) unless such deficiency exists for 30 days.

ANNEX A-7

SECTION 5.12 OFAC; PATRIOT Act Compliance. In each case only if and to the extent that it is subject to OFAC (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any LC Obligation, Loan or other Obligation hereunder (other than any contingent indemnification liability that is not then payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Parent and each Credit Party shall not, and, to the extent expressly required pursuant to the applicable provisions of this Article VI, shall not permit any of its respective Subsidiaries to (provided that each Credit Party covenants solely with respect to itself and its respective Subsidiaries):

SECTION 6.1 Minimum Net Worth. Permit the Net Worth of the Parent and its consolidated Subsidiaries to be less than the sum of (a) the Minimum Net Worth, plus (b) an amount equal to 25% of positive Consolidated Net Income of the Parent in each Fiscal Quarter of the applicable Fiscal Year ending after the Amalgamation Date, plus (c) an amount equal to 50% of the aggregate increases in shareholders’ equity of the Parent by reason of the issuance and sale of Equity Interests in the Parent, or other capital contributions in each Fiscal Quarter of the applicable Fiscal Year ending after the Amalgamation Date. The initial Minimum Net Worth shall be an amount equal to 70% of the pro forma Net Worth as of the most recent Fiscal Quarter ending prior to the Amalgamation Date shown on the Pro Forma Financial Statements minus, in the event that an extraordinary dividend is paid by the Parent or the Parent repurchases some of its Equity Interests on or before the date which is twelve months following the Amalgamation Date, the lesser of (x) 70% of the amount of such dividend payment and stock repurchase payment and (y) $350,000,000. Commencing on the first date after the Amalgamation Date that financial statements are delivered pursuant to Section 5.1(a)(ii), the Minimum Net Worth will be recalculated to be the greater of (x) the required Minimum Net Worth as of the first day of the previous Fiscal Year (without giving effect to the increases referred to in the previous sentence) and (y) 65% of the Net Worth of the Parent as of such Fiscal Year end. For purposes of this Section 6.1, Net Worth will exclude any extraordinary gains realized in connection with the Amalgamation.

SECTION 6.2 Parent Debt to Total Capitalization Ratio. Permit the Parent Debt to Total Capitalization Ratio to be greater than 35%. For purposes of determining the Parent Debt to Total Capitalization Ratio, only that portion of the Total Return Equity Swaps, including notional value additions, which is treated as indebtedness by A.M. Best Company will be included as Debt. As of the date of the Third Amendment, A.M. Best Company currently treats 0% of the existing Total Return Equity Swap as indebtedness.

ANNEX A-8

SECTION 6.3 Financial Strength Rating. Permit the Financial Strength Rating of Max Bermuda, Harbor Point Re or HPRe US to fall below the rating of “B++”.

SECTION 6.4 Debt. Create, incur, assume or suffer to exist any Debt of the Parent’s Subsidiaries, except:

(a) Debt under the Credit Documents;

(b) obligations (contingent or otherwise) existing or arising under any Swap Contract entered into by such Person in the ordinary course of business for the purpose of hedging currency, commodity or interest rate risk and not for purposes of speculation or taking a “market view”;

(c) Debt for standby letters of credit issued to secure liabilities under Primary Policies or Reinsurance Agreements entered into in the ordinary course of business;

(d) Debt owed by any Subsidiary to the Parent or any of its Subsidiaries; provided that if such Debt is owed by an Affected Party such Affected Party’s Debt, if any, is subordinate to Debt under this Agreement and under the Harbor Point Credit Agreement (including any Guarantees of such Debt) on terms satisfactory to the Administrative Agent;

(e) Debt of any Subsidiary in connection with securities lending arrangements with financial institutions in the ordinary course of business;

(f) Debt in connection with Total Return Equity Swaps provided the total aggregate amount outstanding at any time does not exceed an amount equal to 10% of the Investment Portfolio;

(g) unsecured Debt of Max US Holdings and its Subsidiaries not to exceed $150,000,000;

(h) Debt of Max UK for standby letters of credit which have been, or may from time to time in the future be, issued to provide funds at Lloyd’s to support Lloyd’s syndicate commitments of Max UK and its Subsidiaries;

(i) Debt under the Harbor Point Credit Agreement including Guarantees of such Debt;

(j) Debt not included in clauses (a) through (i), provided that the aggregate amount of all such Debt at any one time outstanding does not exceed $150,000,000; and

(k) Debt arising under Guarantees made by any Subsidiary of Debt owed by any of its Subsidiaries of the type described in clauses (a) through (j) above, provided that if such Guarantee guarantees Debt of a Credit Party, such Subsidiary has also guaranteed the obligations of such Credit Party hereunder.

ANNEX A-9

SECTION 6.5 Mergers, Consolidations, Acquisitions and Dispositions. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or make any Acquisition, except that, so long as no Default or Event of Default exists or would result therefrom:

(a) any Subsidiary (other than the Amalgamated Company, Harbor Point Re and Max Bermuda) may merge, amalgamate or consolidate with another Subsidiary so long as (i) if either such Subsidiary is a Wholly Owned Subsidiary, the surviving Person shall (or, in the case of an amalgamation, the amalgamated entity shall), after giving effect to such merger, amalgamation or consolidation, be a Wholly Owned Subsidiary; and (ii) if structured as a merger, amalgamation or consolidation and a Credit Party is a party thereto, (A) a Credit Party is the surviving entity (or, if an amalgamation, the amalgamated entity shall be liable for such Credit Party’s obligations), and (B) the Administrative Agent shall have received such documents, certificates and opinions in connection with such merger, amalgamation or consolidation affirming the effectiveness of this Agreement and the other Credit Documents and the liability of the Credit Parties (including, in the case of an amalgamation, the amalgamated entity) for the Obligations as it shall have reasonably requested;

(b) the Amalgamated Company may merge, amalgamate or consolidate with Max Capital so long as Max Capital is the surviving entity (or, in the case of an amalgamation, the amalgamated entity shall be liable for all of the Parent’s obligations) provided the Administrative Agent shall have received such documents, certificates and opinions in connection with such merger, amalgamation or consolidation affirming the effectiveness of this Agreement and the other Credit Documents and the liability of Max Capital (or, in the case of an amalgamation, such amalgamated entity) for the Obligations as it shall have reasonably requested;

(c) any Subsidiary (other than the Amalgamated Company, Harbor Point Re and Max Bermuda) may merge, consolidate or amalgamate with any Person who is not a Subsidiary and the Parent or any Subsidiary (including the Amalgamated Company, Harbor Point Re and Max Bermuda) may make an Acquisition provided (i) the Parent provides the Lenders with a pro forma Compliance Certificate giving effect to such merger, consolidation, amalgamation, or Acquisition, (ii) (x) the purchase price paid in connection with any single merger, consolidation, amalgamation or Acquisition does not exceed $400,000,000 and (y) the aggregate purchase price paid by the Parent and all of its Subsidiaries in connection with all mergers, consolidations, amalgamations and Acquisitions since the Amalgamation Date does not exceed $600,000,000, (iii) in the case of a merger, consolidation or amalgamation, a Subsidiary shall be the continuing or surviving Person and, if any Wholly Owned Subsidiary is merging, consolidating or amalgamating with another Person, such Subsidiary (or, in the case of an amalgamation, the amalgamated entity) shall continue to be Wholly Owned after such merger, consolidation or amalgamation and (iv) if a Credit Party is involved, the Administrative Agent shall have received such documents, certificates and opinions in connection with such merger, amalgamation or consolidation affirming the effectiveness of this Agreement and the other Credit Documents and the liability of the Credit Parties for the Obligations as it shall have reasonably requested;

ANNEX A-10

(d) Max Bermuda may enter into Total Return Equity Swaps permitted under Section 6.4(f) and Dispositions of assets subject thereto; and

(e) any Subsidiary (other than the Amalgamated Company, Harbor Point Re and Max Bermuda) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Credit Party, to any one or more other Wholly Owned Subsidiaries or to one of its Subsidiaries.

SECTION 6.6 Other Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

SECTION 6.7 Transactions with Affiliates. Enter into, or cause, suffer or permit to exist, any arrangement, transaction or contract with any of its Affiliates unless such arrangement, transaction or contract is on an arm’s length basis; provided that the foregoing restriction shall not apply to (i) Permitted Transactions, (ii) transactions between or among the Parent and any of its Wholly Owned Subsidiaries or between and among any Wholly Owned Subsidiaries, (iii) Restricted Payments permitted pursuant to Section 6.10, (iv) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Parent and its Subsidiaries and reimbursement of reasonable expenses of directors of the Parent and its Subsidiaries, (v) compensation arrangements for officers and other employees of the Parent and its Subsidiaries entered in the ordinary course of business, (vi) the provision of director’s, officer’s and employee’s indemnification and insurance in the ordinary course of business or in accordance with the terms of the Amalgamation Agreement and (vii) the issuance of any new warrant or the amendment of any existing warrant to purchase shares of common stock of Parent in accordance with the terms of the Amalgamation Agreement.

SECTION 6.8 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Credit Document;

(b) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not yet due and payable;

ANNEX A-11

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other forms of governmental insurance or benefits and Liens pursuant to Letters of Credit or other security arrangements in connection with such insurance or benefits, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Parent and its Subsidiaries as a whole;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.1(l);

(i) Liens on assets held in trust in respect of, or deposited or segregated to secure, liabilities under any Primary Policies or Reinsurance Agreements or securing Debt permitted under Section 6.4(c);

(j) Liens securing Debt permitted under Section 6.4(f) and 6.4(h);

(k) Liens on Eligible Investments securing the Harbor Point Credit Agreement;

(l) Liens securing Debt permitted under Section 6.4(j) provided that the amount of the Debt secured thereby does not exceed $75,000,000 at any time;

(m) Liens arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any clause of this Section 6.8, provided that such Debt is not increased and is not secured by additional assets;

(n) Liens on any asset subject to any trust or other account arising out of regulatory requirements to the extent that such Liens are required by an applicable Insurance Regulatory Authority for such Person to maintain such obligations;

(o) bankers’ Liens, rights of setoff and similar Liens arising in the ordinary course of business on operating accounts (including any related securities accounts) maintained by the Parent or any of its Subsidiaries in the ordinary course of business; and

(p) Liens arising in connection with securities lending arrangements with financial institutions in the ordinary course of business;

provided, however, that no Lien (other than Liens pursuant to Sections 6.8(a) or (b) or with respect to the Collateral, Liens of the type permitted in Section 6.8(o) with respect to the applicable control agreement) shall be permitted to exist on the Equity Interest in any Insurance Subsidiaries or on the Collateral.

ANNEX A-12

SECTION 6.9 Restrictions on Negative Pledge Agreements. Enter into any Contractual Obligation that limits the ability (a) of an Affected Party (other than the Parent) to make Restricted Payments to any other Affected Party, (b) of an Affected Party to transfer property to any other Affected Party, (c) of the Parent or any other Affected Party to Guarantee the Debt under the Credit Documents of a Borrower or (d) of the Parent or any other Affected Party to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations under this Agreement or the Harbor Point Credit Agreement; provided, however, that this Section shall not prohibit such limitations existing under or by reason of (i) applicable law, (ii) this Agreement or any other Credit Document, (iii) the Harbor Point Credit Agreement or any other Harbor Point Credit Document, (iv) customary provisions restricting subletting or assignment in any lease governing any leasehold interest of the Parent or any of its Subsidiaries, (v) customary provisions restricting assignment in any licensing agreement (in which the Parent or any of its Subsidiaries is the licensee) or other contract (including leases) entered into by the Parent or any of its Subsidiaries in the ordinary course of business, (vi) restrictions and conditions on the transfer of or granting of a Lien on any asset subject to a Lien permitted by Section 6.8, (vii) restrictions and conditions on the transfer of any asset pending the close of the sale of such asset, (viii) agreements entered into by an Insurance Subsidiary with any Insurance Regulatory Authority, (ix) restrictions described in clauses (a) through (d) above in partnership agreements, limited liability company organization governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business, (x) restrictions on cash or other deposits or net worth requirements imposed by counterparties under Insurance Policies, Reinsurance Agreements and Retrocession Agreements entered into in the ordinary course of business; provided that in the case of this clause (x), (1) the encumbrances and restrictions contained in such agreement or net worth requirements taken as a whole are not materially more favorable to the beneficiary thereof than the encumbrances and restrictions contained in this Agreement, or (2) if such encumbrance or restriction is not materially more disadvantageous to the Affected Parties than is customary in comparable transactions and such encumbrance or restriction will not materially affect the ability of the Affected Parties to pay the Obligations, (xi) restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, (xii) restrictions and conditions imposed by any agreement relating to Debt permitted by (A) Section 6.4(i) or (B) Sections 6.4(c), 6.4(g), 6.4(h) and 6.4(j), provided that, with respect to this clause B, (1) such restrictions and conditions apply only to the Subsidiary (and its respective Subsidiaries) incurring such Debt and (2) with respect to restrictions of the type described in clause (a), (b) or (c) above, each such restriction, taken as a whole, is no more restrictive than the corresponding restriction contained in this Agreement, and (3) such restrictions do not prohibit such Subsidiary (and its respective Subsidiaries) from granting Liens to secure the Obligations under this Agreement or the Harbor Point Credit Agreement, (xiii) restrictions on the Parent and its Subsidiaries pursuant to the Max US Holdings Indenture, and (xiv) restrictions on Max Bermuda and its Subsidiaries pursuant to the Credit Agreement, dated as of December 21, 2006, between Max Bermuda and The Bank of Nova Scotia, provided that (A) the commitment under such credit agreement shall not exceed $75,000,000, (B) such credit agreement permits Max Bermuda to make Restricted Payments and (C) such credit agreement permits Max Bermuda and any Subsidiary that is an Affected Party to Guarantee the Debt under this Agreement and the Harbor Point Credit Agreement.

ANNEX A-13

SECTION 6.10 Restricted Payments, Etc. (a) Declare or pay any dividends on any of the Equity Interests in the Parent, (b) purchase any Equity Interests in the Parent or (c) set aside funds for any of the foregoing, except that the Parent may declare or pay dividends on, or make distributions in respect of, any of its Equity Interests and the Parent may purchase any of its Equity Interests provided no Default or Event of Default has occurred and is continuing before or after giving effect to the declaration or payment of such dividends, distributions, or purchases.

ARTICLE VII

EVENTS OF DEFAULT AND THEIR EFFECT

SECTION 7.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a) Non-Payment of Credit Extension. Default in the payment when due of any LC Advance or any amount of principal on any Loan.

(b) Non-Payment of Interest, Fees, etc. Any Borrower fails to pay within three Business Days after the same becomes due, any interest on any Loan or on any LC Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Credit Document.

(c) Non-Payment of Other Debt. (i) Any “Event of Default” (as such term is defined in the Harbor Point Credit Agreement) shall have occurred, (ii) any Material Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any other Debt or Guarantee (other than Debt hereunder and Debt under Swap Contracts) having an aggregate principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Debt or Guarantee having an aggregate principal amount of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, and, in each case, such default continues for more than the period of grace, if any, therein specified, the effect of which default is to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Material Party is the sole Defaulting Party (as defined in such Swap Contract) or (B) any Additional Termination Event (as so defined) under such Swap Contract as to which a Material Party is the sole Affected Party (as so defined) and, in either event, the Swap Termination Value owed by a Material Party as a result thereof is greater than the Threshold Amount.

ANNEX A-14

(d) Bankruptcy, Insolvency, etc. Any Material Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or any Material Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy.

(e) Financial Statements. Failure by any Credit Party required to comply with its covenants set forth in Section 5.1 and continuance of such failure for five Business Days after notice thereof from the Administrative Agent.

(f) Specific Defaults. Failure by a Credit Party to comply with the covenants set forth in Sections 5.2, 5.9, 5.11, 6.1, 6.2, 6.3, 6.4, 6.5, 6.8, 6.9 or 6.10.

(g) Non-compliance With Other Provisions. Failure by a Credit Party to comply with or to perform any provision of this Agreement or any other Credit Document (and not constituting an Event of Default under any of the other provisions of this Article VII) and such failure continues for 30 days from the earliest of (i) the date an Executive Officer has knowledge of such failure or (ii) the date the Administrative Agent or the Required Lenders give notice of such failure.

(h) Warranties and Representations. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party herein, in any other Credit Document, or in any document delivered by or on behalf of such Credit Party in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made.

(i) Employee Benefit Plans. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or (iii) institution of any steps by the Parent or any other Person to terminate a Foreign Benefit Plan if as a result of such termination, the Parent or any of its respective Subsidiaries could be required to make a contribution to such Foreign Benefit Plan, or could incur a liability or obligation to such Foreign Benefit Plan, in excess of the Threshold Amount, or (iv) a contribution failure with respect to any Foreign Benefit Plan sufficient to give rise to a Lien under applicable law in excess of the Threshold Amount occurs.

ANNEX A-15

(j) Credit Documents. Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any Credit Document or denies that it has any liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document other than in accordance with the terms of any such Credit Document or the Administrative Agent shall fail to have a first priority perfected Lien on any Collateral (subject only to Liens described in Section 6.8(b) and (o)).

(k) Change in Control. A Change in Control occurs.

(l) Judgments. There is entered against any Affected Party (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid, fully bonded or covered by independent third-party insurance as to which the surety or insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, such judgment shall not have been discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry of such judgment.

SECTION 7.2 Effect of Event of Default. If any Event of Default described in Section 7.1(e) shall occur and is continuing, all Obligations shall become immediately due and payable, and Max Bermuda shall become immediately obligated to deliver to the Administrative Agent cash collateral in an amount equal to 102% of the outstanding LC Obligations all without notice of any kind; and, in the case of any other Event of Default, the Administrative Agent may, and upon the written request of the Required Lenders shall, terminate the Aggregate Commitments hereunder and declare all or any portion of the Obligations to be due and payable, and/or demand that Max Bermuda immediately deliver to the Administrative Agent Cash and Cash Equivalents in an amount equal to 102% of the outstanding LC Obligations whereupon the Aggregate Commitments shall terminate and all or such portion of the Obligations shall become immediately due and payable, and/or demand that Max Bermuda immediately deliver to the Administrative Agent Cash and Cash Equivalents in an amount equal to the outstanding LC Obligations all without further notice of any kind. The Administrative Agent shall promptly advise the Borrowers of any such declaration but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 7.1(a) may not be waived except by consent of all of the Lenders and acknowledged by the Administrative Agent in writing.

SECTION 7.3 LC Collateral Account.

(a) If at any time after Max Bermuda has been required to deposit amounts in the LC Collateral Account (or maintain Collateral in the Custody Account) pursuant to Section 2.14, the Administrative Agent determines that the amount on deposit in the LC Collateral Account or the Custody Account, as applicable, is less than 102% of the amount of the respective outstanding

ANNEX A-16

LC Obligations for which such Collateral has been deposited, the Administrative Agent may demand Max Bermuda to deposit, and Max Bermuda shall, upon such demand and without any further notice, pay to the Administrative Agent for deposit in the LC Collateral Account or deposit in the Custody Account, as applicable, funds necessary to cure any shortfall.

(b) The Administrative Agent may, at any time or from time to time apply Collateral held in the LC Account or the Custody Account pursuant to Section 2.14 to the payment of the LC Obligations for which such Collateral was deposited then due and payable by Max Bermuda to the Fronting Bank, the Lenders or the Administrative Agent under the Credit Documents

(c) Neither Max Bermuda nor any Person claiming on behalf of or through Max Bermuda shall have any right to withdraw any of the Collateral held in the LC Collateral Account until all of the LC Obligations for which such Collateral has been deposited have been indefeasibly paid in full, the applicable Commitments have been terminated and applicable Letters of Credit have been terminated or expired, at which time any Collateral remaining in the LC Collateral Account shall be returned by the Administrative Agent to Max Bermuda. Notwithstanding the foregoing, in the event that the amount of the Collateral held in the LC Account or the Custody Account pursuant to Section 2.14 exceeds the amount required to be deposited pursuant thereto, upon request of Max Bermuda, the Administrative Agent will release the excess Collateral.

ANNEX A-17

ANNEX B

[Agreement and Plan of Amalgamation dated as of March 3, 2010 by and among Harbor Point,

Amalco Sub and Max Capital]

See Exhibit 2.1 of the Current Report on Form 8-K

Annex B

ANNEX C

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT, dated as of the      day of             , 20[    ] (this “Guaranty”), is made by [NAME OF GUARANTOR], a Bermuda company, (the “Guarantor”), in favor of the Guaranteed Parties (as hereinafter defined). Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement referred to below.

RECITALS

A. Max Bermuda Ltd., a Bermuda company (“Max Bermuda”), Max Capital Group Ltd., a Bermuda company (“Max Capital” and collectively with Max Bermuda, the “Borrowers”), certain Lenders, and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), are parties to a Credit Agreement, dated as of August 7, 2007 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), providing for the availability of certain credit facilities to the Borrowers upon the terms and conditions set forth therein.

B. Harbor Point Limited, a Bermuda company (“Harbor Point”), Max Capital and [Amalco Sub], a Bermuda company and a Wholly Owned Subsidiary of Max Capital (“Amalco Sub”) have entered into the Amalgamation Agreement pursuant to which Amalco Sub and Harbor Point will amalgamate into an amalgamated Bermuda company (the “Amalgamated Company”) resulting in the Amalgamated Company being a Wholly Owned Subsidiary of Max Capital. It is a condition to the Lenders’ consent to the amendment to the Credit Agreement in connection with the Amalgamation and further extensions of credit to the Borrowers under the Credit Agreement that the Guarantor shall have agreed, by executing and delivering this Guaranty, to guarantee to the Guaranteed Parties (as hereinafter defined) the payment in full of the Guaranteed Obligations (as hereinafter defined). The Guaranteed Parties are relying on this Guaranty in their decision to consent to the amendment to the Credit Agreement in connection with the Amalgamation and extend further credit to the Borrowers under the Credit Agreement, and would not do so without this Guaranty.

C. From and after the Amalgamation Date, [the Guarantor and] Max Bermuda will be Wholly Owned Subsidiaries of Max Capital, and the Guarantor will benefit from the extension of credit to [the Borrowers][Max Bermuda] under the Credit Agreement, which benefits are hereby acknowledged, and accordingly desires to execute and deliver this Guaranty.1

[1]	Adjust as necessary in connection with guaranty of Max Capital, the Amalgamated Company, Harbor Point or Amalco Sub.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to induce the Lenders, the Administrative Agent, the Fronting Bank and the LC Administrator (collectively, the “Guaranteed Parties”) to consent to the Amalgamation and to induce the Lenders and the Fronting Bank to extend credit to the [Borrowers][Max Bermuda] thereunder and in recognition of the direct benefits to be received by the Guarantor from the proceeds of the Loans and the issuance of the Letters of Credit the Guarantor hereby agrees as follows:

1. Guaranty. The Guarantor hereby unconditionally, absolutely and irrevocably guarantees, as a primary obligor and not merely as surety, the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of all Obligations to the Guaranteed Parties of [each of the Borrowers][Max Bermuda] under the Credit Documents including, without limitation, the LC Obligations owing by Max Bermuda to the Guaranteed Parties pursuant to the Credit Agreement (the “Guaranteed Obligations”). This Guaranty is a guaranty of payment and not of collection. Upon failure by [any Borrower][Max Bermuda] to pay punctually any of the Guaranteed Obligations when due and payable (whether at stated maturity, upon acceleration or otherwise), the Guarantor agrees to pay forthwith on demand from the Administrative Agent the amount then due and not so paid at the place and in the manner specified in the Credit Agreement

2. Guaranty Unconditional. The obligations of the Guarantor under this Guaranty shall be unconditional, absolute and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release (including with respect to any Collateral) in respect of any obligation of any other obligor under any of the Credit Documents, by operation of law or otherwise;

(b) any modification or amendment of or supplement to any of the Credit Documents;

(c) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Credit Documents;

(d) any change in the corporate existence, structure or ownership of any obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Credit Documents;

(e) the existence of any claim, set-off or other rights which any obligor may have at any time against any other obligor, the Administrative Agent, any Issuer, any Lender or any other corporation or person, whether in connection with any of the Credit Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against any other obligor for any reason of any of the Credit Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other obligor of principal, interest or any other amount payable under any of the Credit Documents;

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(g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any obligation of the Lenders’ rights with respect thereto; or

(h) any other act or omission to act or delay of any kind by any obligor, the Administrative Agent, any Issuer, any Lender or any other corporation or person or any other circumstance whatsoever (other than the defense of payment) which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations under this Guaranty.

3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. The Guarantor’s obligations under this Guaranty shall remain in full force and effect until the Commitments of the Lenders under the Credit Agreement shall have expired or been terminated, no Letters of Credit shall be outstanding and all Obligations payable by the Borrowers under the Credit Documents shall have been paid in full in cash. If at any time any payment of the principal of or interest on any Loan or any LC Obligation or any Obligation due and payable by [a Borrower][Max Bermuda] under the Credit Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of [a Borrower][Max Bermdua] or otherwise, the Guarantor’s obligations under this Guaranty with respect to such payment shall be reinstated as though such payment had been due but not made at the time of such reinstatement.

4. Waiver by the Guarantor. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against any other obligor or any other corporation or person. The Guarantor warrants and agrees that each waiver set forth in this Section 4 is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.

5. Subrogation. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against [any Borrower][Max Bermdua] that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender, any Issuer or the Administrative Agent against any other Credit Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Credit Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until (a) the Guarantor shall have paid in full in cash all Guaranteed Obligations payable to the Guaranteed Parties under this Guaranty (and all reasonable out-of-pocket expenses incurred by any of the Guaranteed Parties (including the reasonable fees, charges and disbursements of any counsel for the Guaranteed Parties)), in connection with the enforcement or protection of its rights under this Guaranty and (b) the Commitments of the Lenders under the Credit Agreement shall have

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expired or been terminated, no Letters of Credit shall be outstanding and all Obligations payable by the Borrowers under the Credit Documents shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the date all Commitments of the Lenders under the Credit Agreement shall have terminated, no Letters of Credit shall be outstanding and all Obligations payable by the Borrowers under the Credit Documents shall have been paid in full in cash, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Documents, or to be held as collateral for any amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall have paid in full in cash all Guaranteed Obligations payable to the Guaranteed Parties under this Guaranty (and all reasonable out-of-pocket expenses incurred by any of the Guaranteed Parties (including the reasonable fees, charges and disbursements of any counsel for the Guaranteed Parties)), in connection with the enforcement or protection of its rights under this Guaranty and (ii) the Commitments of the Lenders under the Credit Agreement shall have expired or been terminated, no Letters of Credit shall be outstanding and all Obligations payable by the Borrowers under the Credit Documents shall have been paid in full in cash, the Guaranteed Parties will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the obligations resulting from such payment made by the Guarantor pursuant to this Guaranty.

6. Stay of Acceleration. If acceleration of the time for payment of any amount payable by [any Borrower][Max Bermuda] under any of the Credit Documents is stayed upon the insolvency, bankruptcy or reorganization of [such Borrower][Max Bermuda], all such Obligations otherwise subject to acceleration under the terms of the Credit Agreement shall nonetheless be payable by the Guarantor under this Guaranty forthwith on demand by the Administrative Agent.

7. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until (i) the Guarantor shall have paid in full in cash all Guaranteed Obligations payable to the Guaranteed Parties under this Guaranty (and all reasonable out-of-pocket expenses incurred by any of the Guaranteed Parties (including the reasonable fees, charges and disbursements of any counsel for the Guaranteed Parties)), in connection with the enforcement or protection of its rights under this Guaranty and (ii) the Commitments of the Lenders under the Credit Agreement shall have expired or been terminated, no Letters of Credit shall be outstanding and all Obligations payable by the Borrowers under the Credit Documents shall have been paid in full in cash, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Issuers and the Administrative Agent and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 10.7 of the Credit Agreement.

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8. Payments; Application; Set-Off.

(a) All payments made by the Guarantor hereunder will be made in Dollars to the Administrative Agent, without set-off, counterclaim or other defense and, in accordance with the Credit Agreement, free and clear of and without deduction for any Taxes, each Guarantor hereby agreeing to comply with and be bound by the provisions of the Credit Agreement in respect of all payments made by it hereunder.

(b) All payments made hereunder shall be applied in accordance with the provisions of the Credit Agreement.

(c) Upon failure of the Guarantor to make any payment required hereunder, each Guaranteed Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Guaranteed Party or any such Affiliate to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty or any other Credit Document to such Guaranteed Party, irrespective of whether or not such Guaranteed Party shall have made any demand under this Guaranty or any other Credit Document and although such obligations of the Guarantor may be contingent or unmatured or are owed to a branch or office of such Guaranteed Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Guaranteed Party and their respective Affiliates under this subsection are in addition to other rights and remedies (including other rights of set-off) that such Guaranteed Parties or their respective Affiliates may have. Each Guaranteed Party agrees to notify the Guarantor and the Administrative Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

9. No Waiver. The rights and remedies of the Guaranteed Parties expressly set forth in this Guaranty and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of any Guaranteed Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between the Guarantor and the Guaranteed Parties or their agents or employees shall be effective to amend, modify or discharge any provision of this Guaranty or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of any Guaranteed Party to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

10. Enforcement. The Guaranteed Parties agree that this Guaranty may be enforced only by the Administrative Agent, acting upon the instructions or with the consent of the Required Lenders as provided for in the Credit Agreement, and that no Guaranteed Party shall

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have any right individually to enforce or seek to enforce this Guaranty or to realize upon any Collateral or other security given to secure the payment and performance of the Guarantor’s obligations hereunder. The obligations of the Guarantor hereunder are independent of the Guaranteed Obligations, and a separate action or actions may be brought against the Guarantor whether or not action is brought against any other Credit Party and whether or not any other Credit Party is joined in any such action.

11. Amendments, Waivers, etc. No amendment, modification, waiver, discharge or termination of, or consent to any departure by the Guarantor from, any provision of this Guaranty, shall be effective unless in a writing signed by the Administrative Agent and such of the Lenders as may be required under the provisions of the Credit Agreement to concur in the action then being taken, and then the same shall be effective only in the specific instance and for the specific purpose for which given.

12. Addition, Release of Guarantors. The Guarantor agrees that its obligations hereunder shall not be discharged, limited or otherwise affected by reason of the Administrative Agent’s actions in releasing any other guarantor, in each case without the necessity of giving notice to or obtaining the consent of the Guarantor.

13. Continuing Guaranty; Term; Successors and Assigns; Assignment; Survival. This Guaranty is a continuing guaranty and covers all of the Guaranteed Obligations as the same may arise and be outstanding at any time and from time to time from and after the date hereof, and shall (i) remain in full force and effect until satisfaction of the provisions of Section 3, (ii) be binding upon and enforceable against the Guarantor and its successors and assigns (provided, however, that the Guarantor may not sell, assign or transfer any of its rights, interests, duties or obligations hereunder without the prior written consent of the Lenders) and (iii) inure to the benefit of and be enforceable by each Guaranteed Party and its successors and assigns.

14. Governing Law; Consent to Jurisdiction; Appointment of Borrower as Representative; Process Agent; Attorney-in-Fact.

(a) This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

(b) Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or in any other Credit Document shall affect any right that any Guaranteed Party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Credit Document against the Guarantor or its properties in the courts of any jurisdiction.

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(c) The Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Credit Document in any court referred to in Section 14(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) The Guarantor hereby irrevocably designates, appoints and empowers CT Corporation (the “Service of Process Agent”), with offices on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Guarantor agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent under this Guaranty.

15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows: (a) if to the Guarantor, in care of [applicable Guarantor] at the address for notices [set forth in the Credit Agreement][set forth below its signature hereto], and (b) if to any Guaranteed Party, at its address for notices set forth in the Credit Agreement; in each case, as such addresses may be changed from time to time pursuant to the Credit Agreement, and with copies to such other Persons as may be specified under the provisions of the Credit Agreement. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in the Credit Agreement shall be effective as provided therein.

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17. Severability. To the extent any provision of this Guaranty is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Guaranty in any jurisdiction.

18. Limitation. Notwithstanding any other provision of this Guaranty to the contrary, in the event that any action is brought seeking to invalidate the Guarantor’s obligations under this Guaranty under any fraudulent conveyance or fraudulent transfer theory, the Guarantor shall be liable under this Guaranty only for an amount equal to the maximum amount of liability that could have been incurred under applicable law by the Guarantor under any guarantee of the Guaranteed Obligations (or any portion thereof) at the time of the execution and delivery of this Guaranty (or, if such date is determined not to be the appropriate date for determining the enforceability of the Guarantor’s obligations under this Guaranty for fraudulent conveyance or transfer purposes, on the date determined to be so appropriate) without rendering such a hypothetical guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer (the “Maximum Guaranteed Obligations”) and not for any greater amount, as if the stated amount of the Guaranteed Obligations had instead been the Maximum Guaranteed Obligations.

19. Construction. The headings of the various sections and subsections of this Guaranty have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

20. Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Guaranty shall become effective upon the execution and delivery by the Guarantor of a counterpart hereof.

21. Representations and Warranties.2

The Guarantor represents and warrants to the Guaranteed Parties that:

(a) Organization, etc. The Guarantor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect; and (iii) has full corporate power and authority to own its property and conduct its business as presently conducted by it, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) Authorization; No Conflict. The execution and delivery by the Guarantor of this Guaranty and the performance by the Guarantor of its obligations hereunder are within the corporate powers of the Guarantor, have been duly authorized by all necessary corporate action

[2]	Sections 20-22 will be included except in the guarantee of Max Capital.

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on the part of the Guarantor (including any necessary shareholder action), have received all necessary governmental approval (if any shall be required), and do not and will not (a) violate any provision of law or any order, decree or judgment of any court or other government agency which is binding on the Guarantor; (b) contravene or conflict with, or result in a breach of, any provision of the Organization Documents of the Guarantor or of any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding on the Guarantor; or (c) result in, or require, the creation or imposition of any Lien on any property of the Guarantor.

(c) Validity and Binding Nature. This Guaranty is the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

(d) Independent Credit Decision. The Guarantor has, independently and without reliance upon the Administrative Agent or any other Guaranteed Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Credit Document to which it is or is to be a party, and has established adequate means of obtaining from each Parent on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of the Parent.

(e) Investment Company Act. Neither the Guarantor nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(f) Information. All written information heretofore or contemporaneously herewith furnished by the Guarantor to any Guaranteed Party for purposes of or in connection with this Guaranty and the transactions contemplated thereby and hereby is, and all written information hereafter furnished by or on behalf of the Guarantor to any Guaranteed Party pursuant hereto or thereto or in connection herewith or therewith (in each case taken as a whole as modified or supplemented by other information so furnished) will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which they were made, provided that, with respect to projected financial information, the Guarantor represents only that such information was prepared in good faith based upon assumptions the Guarantor believed were reasonable at the time of preparation thereof, it being understood by the Guaranteed Parties that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from projected results.

21. Credit Agreement Covenants. The Guarantor will comply, and cause its Subsidiaries to comply, with the covenants set forth in Articles V and VI of the Credit Agreement to the extent that such covenants apply to the Guarantor or any of its Subsidiaries.

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22. Currency Indemnification. The obligations of the Guarantor, in respect of any sum due to the Administrative Agent or any other Guaranteed Party hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum was originally denominated (the “Original Currency”), be discharged only to the extent that following receipt by the Administrative Agent or such Guaranteed Party of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Guaranteed Party, in accordance with normal banking procedures, purchases the Original Currency with the Judgment Currency. If the amount of Original Currency so purchased is less than the sum originally due to the Administrative Agent or such Guaranteed Party, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Guaranteed Party, as the case may be, against such loss, and if the amount of Original Currency so purchased exceeds the sum originally due to the Administrative Agent or such Guaranteed Party, as the case may be, the Administrative Agent or such Guaranteed Party agrees to remit such excess to the Guarantor.

23. This Guaranty is a Credit Document.

[Signatures follow]

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IN WITNESS WHEREOF, the parties have caused this Guaranty to be executed under seal by their duly authorized officers as of the date first above written.

[NAME OF GUARANTOR]

By:
Name:
Title:

[Address for Notices:

Attention:
Telephone:
Telecopier:
Electronic Mail: ]

Accepted and agreed to:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

S-1

SCHEDULE 1.1

CONCENTRATION LIMITS

Eligible Investments	Limitation per Issuer (as Percentage of all such Eligible Investments)	Limitation per Issue (as Percentage of all such Eligible Investments)
Corporate/Municipal Securities	N/A	7.5%
G7 Securities	N/A	7.5%

SCHEDULE 1.1

SCHEDULE 1.2

BORROWING BASE CALCULATION

Eligible Investments	Applicable Percentage of Fair Market Value
Cash	100%
Cash Equivalents	100%
Commercial Paper	98%
Government Debt with maturities of less than five years	98%
Government Debt with maturities of five years or more	95%
MBS (Agency Pass-Throughs) rated AAA by S&P or Aaa by Moody’s or Better	90%
MBS (Agency CMOs) rated AAA by S&P or Aaa by Moody’s or better	90%
G7 Dollar denominated and non-Dollar denominated Securities issued by the Governments of Germany or the United Kingdom or agencies thereof	95%
G7 Dollar denominated and non-Dollar denominated Securities issued by the Governments of France, Japan or Canada or agencies thereof	93%
G7 Dollar denominated and non-Dollar denominated Securities issued by the Government of Italy or agencies thereof	92%
Corporate/Municipal Securities rated AAA by S&P or Aaa by Moody’s	94%
Corporate/Municipal Securities rated at least AA- by S&P or Aa3 by Moody’s	93%
Corporate/Municipal Securities rated at A- by S&P or A3 by Moody’s	92%

SCHEDULE 2.1